EXHIBIT 99.1
BAYCOM CORP ANNOUNCES APPOINTMENT OF NEW DIRECTOR

WALNUT CREEK, CALIFORNIA (November 22, 2019) – BayCom Corp (“Company”), the holding company for United Business Bank (the “Bank”), announced today that it increased the size of the board of directors from eight to nine members and appointed Syvia L. Magid to fill the vacancy created by this increase.  This appointment will be effective as of December 1, 2019.  Ms. Magid will serve until her term expires in 2020.  Ms. Magid has not been appointed to any Board committees of the Company as of the date of this press release.  Ms. Magid will also join the board of directors of the Bank effective as of December 1, 2019.
Ms. Magid is a corporate attorney and has been in private practice for twenty-five years.  Ms. Magid has been a Partner with Fox Rothschild LLP ("Fox”), a nation-wide law firm, since January 2014, when her prior firm, MBV Law LLP was acquired by Fox.  Ms. Magid provides a variety of legal services including advising clients on mergers, acquisitions and reorganizations, succession planning, corporate governance and other matters, and contract drafting and negotiations.  A portion of her practice is devoted to assisting architects, engineers, and other design professionals with their legal needs.
Lloyd Kendal, Chairman BayCom, stated: “We are very pleased to be able to announce the appointment of Ms. Magid to our Board of Directors.  Syvia’s extensive legal and business experience will be invaluable to us as we move forward with our growth strategies and building shareholder value.”

About BayCom Corp
The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

CONTACT:

BayCom Corp
Keary Colwell, 925-476-1800
kcolwell@ubb-us.com
Source: BayCom Corp